Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended March 31,
	2024	2023
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$665,686	$558,090
Management fee revenue - administrative services	16,934	15,189
Administrative services reimbursement revenue	191,567	172,827
Service agreement revenue	6,514	6,359
Total operating revenue	880,701	752,465

Operating expenses
Cost of operations - policy issuance and renewal services	550,322	469,095
Cost of operations - administrative services	191,567	172,827
Total operating expenses	741,889	641,922
Operating income	138,812	110,543

Investment income
Net investment income	15,903	2,183
Net realized and unrealized investment gains (losses)	1,853	(5,282)
Net impairment losses recognized in earnings	(2,677)	(1,633)
Total investment income (loss)	15,079	(4,732)

Other income	3,411	3,337
Income before income taxes	157,302	109,148
Income tax expense	32,750	22,907
Net income	$124,552	$86,241

Net income per share
Class A common stock – basic	$2.67	$1.85
Class A common stock – diluted	$2.38	$1.65
Class B common stock – basic and diluted	$401	$278

Weighted average shares outstanding – Basic
Class A common stock	46,189,014	46,188,819
Class B common stock	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,301,803	52,296,621
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$1.275	$1.190
Class B common stock	$191.25	$178.50

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $13,331 and $12,542, respectively)	$144,872	$144,055
Available-for-sale securities	76,693	82,017
Receivables from Erie Insurance Exchange and affiliates, net	641,691	625,338
Prepaid expenses and other current assets	69,050	69,321
Accrued investment income	9,465	9,458
Total current assets	941,771	930,189

Available-for-sale securities, net	892,952	879,224
Equity securities	86,578	84,253
Fixed assets, net	461,914	442,610
Agent loans, net	57,470	58,434
Defined benefit pension plan	66,270	34,320
Other assets, net	48,839	42,934
Total assets	$2,555,794	$2,471,964

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$384,613	$353,709
Agent incentive compensation	26,968	68,077
Accounts payable and accrued liabilities	213,062	175,622
Dividends payable	59,377	59,377
Contract liability	40,555	41,210
Deferred executive compensation	2,941	10,982
Total current liabilities	727,516	708,977

Defined benefit pension plan	23,792	26,260
Contract liability	20,000	19,910
Deferred executive compensation	23,216	20,936
Deferred income taxes, net	6,593	11,481
Other long-term liabilities	28,497	21,565
Total liabilities	829,614	809,129

Shareholders’ equity	1,726,180	1,662,835
Total liabilities and shareholders’ equity	$2,555,794	$2,471,964
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